Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS
FOURTH QUARTER AND FULL FISCAL YEAR 2021 RESULTS

Houston, Texas
May 26, 2021
•Net loss of $42.6 million, or $1.47 per diluted share, in Q4 FY21
•EBITDA adjusted to exclude special items and asset dispositions was $30.5 million in Q4
•Adjusted Free Cash Flow was $54.9 million in Q4 FY21
•As of March 31, 2021, unrestricted cash balance was $228.0 million with total liquidity of $284.1 million
•During Q4, the Company closed a private offering of $400 million aggregate principal amount of 6.875% senior secured notes and used a portion of the net proceeds, together with cash on hand, to repay certain term loans and to redeem its 7.750% senior unsecured notes (the “Refinancing”)

FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) today reported net loss attributable to the Company of $42.6 million, or $1.47 per diluted share, for its fiscal fourth quarter ended March 31, 2021 (“current quarter”) on operating revenues of $281.5 million compared to net loss attributable to the Company of $57.1 million, or $1.97 per diluted share, for the quarter ended December 31, 2020 (“preceding quarter”) on operating revenues of $300.3 million. The primary drivers of the net loss in the current quarter were the recognition of losses on the extinguishment of debt and merger-related costs.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $(32.2) million in the current quarter compared to $(12.7) million in the preceding quarter. EBITDA adjusted to exclude special items and gains or losses on asset dispositions was $30.5 million in the current quarter compared to $47.7 million in the preceding quarter. The following table provides a bridge between EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding gains or losses on asset dispositions. See Reconciliation of Non-GAAP Metrics for a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended
	December 31, 2020	March 31, 2021
	Successor
EBITDA	$(12,679)	$(32,168)
Special items:
Loss on impairment	53,249	1,182
PBH intangible amortization	5,641	3,964
Merger-related costs	4,450	16,475
Organizational restructuring costs	1,547	7,887
Loss on early extinguishment of debt	229	28,515
Government grants	(1,075)	(375)
Bankruptcy related costs	(1,758)	407
Insurance proceeds	—	(2,614)
	$62,283	$55,441
Adjusted EBITDA	$49,604	$23,273
(Gains) losses on asset dispositions, net	(1,951)	7,199
Adjusted EBITDA excluding asset dispositions	$47,653	$30,472
“In addition to challenging market conditions related to the pandemic and depressed offshore oil and gas customer activity, the Company’s current quarter results also reflect the typical seasonality in our business, as the March quarter has historically been the period of lowest flight activity due to fewer daylight hours and more inclement weather days,” said Chris Bradshaw, President and Chief Executive Officer of Bristow. “Despite the challenging conditions, Bristow generated a substantial amount of free cash flow in the quarter, further demonstrating the resiliency of our business model.”

Bristow reported net loss attributable to the Company of $56.1 million, or earnings per diluted share of $2.32, for the fiscal year ended March 31, 2021 (“current year”) on operating revenues of $1.1 billion compared to net loss attributable to the Company of $697.2 million on operating revenues of $1.2 billion for the fiscal year ended March 31, 2020 (“prior year”). The net loss in the current year resulted in net earnings per diluted share due to the deemed contribution from conversion of preferred stock included in the income available to shareholders calculation. After the closing of the business combination between Bristow Group Inc. and Era Group Inc. (the "Merger") on June 11, 2020, the current year includes operating results from legacy Era Group Inc. from June 11, 2020 onwards. The prior year and periods ending prior to the Merger date only include operating results of legacy Bristow Group Inc. Furthermore, as a result of the adoption of fresh-start accounting, the Company’s consolidated financial statements subsequent to October 31, 2019 (“Successor”) may not be comparable to the consolidated financial statements prior to October 31, 2019 (“Predecessor”).
Sequential Quarter Results
Operating revenues were $18.8 million lower in the current quarter compared to the preceding quarter.
Operating revenues from oil and gas operations were $21.4 million lower than the preceding quarter. During the current quarter, the Company changed its revenue recognition method for leases to Cougar Helicopters Inc. (“Cougar”) to cash basis recognition, resulting in $9.1 million lower revenues in Canada. Furthermore, revenues decreased due to lower utilization in the Americas, Africa and Asia Pacific regions.
Operating revenues from U.K. SAR services were $2.8 million higher in the current quarter primarily due to the strengthening of the British pound sterling (“GBP”) relative to the U.S. dollar. Operating revenues from fixed wing services were $1.9 million higher in the current quarter primarily due to the strengthening of the Australian dollar (“AUD”) relative to the U.S. dollar and higher utilization. Operating revenues from other services were $2.0 million lower due to higher part sales in the preceding quarter.
Operating expenses were $8.7 million lower in the current quarter. Lower personnel costs, due to a decrease in headcount following a reduction in force (“RIF”) during the current quarter, combined with lower cost of part sales, maintenance costs, training costs and lease costs, were partially offset by higher fuel and freight costs.
General and administrative expenses were $3.1 million higher in the current quarter primarily due to incentive compensation expenses.
Merger-related costs of $16.5 million during the current quarter primarily consisted of RIF costs related to the Merger.
Restructuring costs of $7.9 million during the current quarter were primarily related to separation programs in our Africa and Asia Pacific regions and corporate, which were not directly related to the Merger.
During the current quarter, the Company recognized a loss on impairment of $1.2 million related to helicopters held for sale. During the preceding quarter, the Company recognized a loss on impairment of $51.9 million related to its investment in Cougar and a loss on impairment of $1.4 million related to helicopters held for sale.
During the current quarter, the Company disposed of five S-76C++ helicopters via sales-type lease agreements and disposed of three fixed wing aircraft for cash proceeds of $1.4 million, resulting in losses of $7.2 million. During the preceding quarter, the Company sold five S-76C++ medium, two B412 medium, seven B407 single engine helicopters, and one H225 simulator for cash proceeds of $14.4 million, resulting in gains of $2.0 million.
During the current quarter, in connection with the Refinancing, the Company repaid existing term loans and redeemed its 7.750% senior unsecured notes due December 15, 2022 (the “7.750% Senior Notes”) and recognized a loss on extinguishment of debt of $28.5 million related to the write-off of associated discount balances and early repayment fees.
During the current quarter, the Company recognized an expense of $0.4 million related to bankruptcy trustee fees. During the preceding quarter, the Company recognized a gain of $2.0 million related to the release of the rabbi trust which held investments related to the Company’s senior non-qualified deferred compensation plan for the Company’s former senior executives.
Other income, net of $7.0 million in the current quarter was primarily due to government grants in Australia of $3.8 million, insurance proceeds of $2.6 million and a favorable interest adjustment to the Company’s pension liability of $1.0 million, partially offset by net foreign exchange losses of $1.7 million. Other income, net of $5.9 million in the preceding quarter was primarily due to government grants in Australia of $3.4 million, a favorable interest adjustment to the Company’s pension liability of $1.1 million and net foreign exchange gains of $0.9 million.
Income tax benefit was $19.1 million in the current quarter compared to income tax expense of $13.4 million in the preceding quarter. The expense in the preceding quarter primarily related to variability of earnings in different jurisdictions and the impact of valuation allowances.
Calendar Quarter Results
Operating revenues were $7.1 million higher in the current quarter compared to the three months ended March 31, 2020 (the “prior year quarter”).
Operating revenues from oil and gas operations were $5.3 million lower in the current quarter. Operating revenues in the Africa region were $16.1 million lower primarily due to the end of customer contracts. Operating revenues in the Europe Caspian region were $11.0 million lower primarily due to fewer helicopters on contract, partially offset by the strengthening of the GBP and Norwegian krone (“NOK”) relative to the U.S. dollar. These decreases were partially offset by increased operating revenues of $21.9 million in the Americas region primarily due to the impact of the Merger.
Operating revenues from U.K. SAR services were $5.5 million higher in the current quarter primarily due to the strengthening of the GBP relative to the U.S. dollar.
Operating revenues from fixed wing services were $2.7 million higher in the current quarter. Increased revenues in Australia of $5.0 million primarily due to strengthening of the AUD relative to the U.S. dollar and higher utilization were partially offset by decreased revenues of $2.3 million in other regions primarily due to lower utilization.
Operating revenues from other services were $4.2 million higher due to the benefit of the Merger and higher part sales.
Operating expenses were $6.5 million higher in the current quarter. Maintenance costs were $6.2 million higher primarily due to the impact of the Merger, partially offset by lower activity. Personnel costs were $2.3 million higher primarily due to the impact of the Merger, partially offset by headcount reductions. Insurance costs were $1.6 million higher. These increases were partially offset by decreased other operating costs of $3.6 million primarily due to lower activity and lower lease expense.
General and administrative expenses were $1.1 million higher in the current quarter primarily due to increased professional services fees.
Merger-related costs of $16.5 million during the current quarter primarily consisted of RIF costs related to the Merger.
Restructuring costs of $7.9 million during the current quarter were primarily related to separation programs in our Africa and Asia Pacific regions and corporate, which were not directly related to the Merger.
During the current quarter, the Company recognized a loss on impairment of $1.2 million related to helicopters held for sale. During the prior year quarter, the Company recognized a loss on impairment of $9.6 million related to its investment in Líder Táxi Aéreo S.A. (“Líder”) in Brazil.
During the current quarter, the Company disposed of five S-76C++ helicopters via sales-type lease agreements and disposed of three fixed wing aircraft, resulting in losses of $7.2 million. During the prior year quarter, the Company disposed of four H225 heavy and one B412 medium helicopters for cash proceeds of $13.6 million, resulting in losses of $0.3 million.
During the current quarter, the Company recognized losses of $0.4 million from its equity investments compared to earnings of $5.8 million in the prior year quarter. The prior year quarter included earnings from Líder, which the Company has subsequently exited its equity investment, and from Cougar, which was impaired during the preceding quarter.
During the current quarter, in connection with the Refinancing, the Company repaid existing term loans and redeemed its 7.750% Senior Notes and recognized a loss on extinguishment of debt of $28.5 million related to the write-off of associated discount balances and early repayment fees.

During the current quarter, the Company recognized an expense of $0.4 million related to bankruptcy trustee fees. Reorganization items incurred in the prior year quarter consisted of $6.5 million related to professional services fees for fresh start accounting and $0.7 million related to bankruptcy trustee fees.
During the prior year quarter, the Company recognized a benefit of $317.5 million related to a decrease in the fair value of preferred stock derivative.
Other income, net of $7.0 million in the current quarter was primarily due to government grants in Australia of $3.8 million, insurance proceeds of $2.6 million and a favorable interest adjustment to the Company’s pension liability of $1.0 million, partially offset by net foreign exchange losses of $1.7 million. Other expense, net of $13.7 million in the prior year quarter was primarily due to net foreign exchange losses of $14.8 million and a favorable interest adjustment to the Company’s pension liability of $1.2 million.
Income tax benefit was $19.1 million in the current quarter compared to $11.1 million in the prior year quarter due to variability of earnings in different jurisdictions and the impact of valuation allowances.
Liquidity and Capital Allocation
As of March 31, 2021, the Company had $228.0 million of unrestricted cash and $56.1 million of remaining availability under its amended asset-based revolving credit facility (the “ABL Facility”) for total liquidity of $284.1 million.
During the current quarter, the Company closed a private offering of $400 million aggregate principal amount of 6.875% senior secured notes due 2028 (the “6.875% Senior Notes”). The Company used a portion of the net proceeds from the offering of the 6.875% Senior Notes, together with cash on hand, to repay its secured equipment term loan with Macquarie Bank Limited, term loans with PK AirFinance S.à r.l. and to redeem its 7.750% Senior Notes.
In the current quarter, cash proceeds from dispositions of property and equipment were $1.4 million and purchases of property and equipment were $3.6 million, resulting in net (proceeds from)/purchases of property and equipment (“Net Capex”) of $2.2 million. In the preceding quarter, cash proceeds from dispositions of property and equipment were $14.4 million and purchases of property and equipment were $3.9 million, resulting in Net Capex of $(10.5) million. See Adjusted Free Cash Flow Reconciliation for a reconciliation of Net Capex and Adjusted Free Cash Flow.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, May 27, 2021, to review the results for the fiscal fourth quarter ended March 31, 2021. The conference call can be accessed as follows:
All callers will need to reference the access code 8912072

Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 353-6461
Outside the U.S.: Operator Assisted International Dial-In Number: (334) 323-0501
Replay
A telephone replay will be available through June 10, 2021 by dialing 888-203-1112 and utilizing the access code above. An audio replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through June 10, 2021. The accompanying investor presentation will be available on May 27, 2021 on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Jennifer Whalen at (713) 369-4636 or visit Bristow Group’s website at https://ir.bristowgroup.com/.

About Bristow Group
Bristow Group Inc. is the leading global provider of vertical flight solutions. Bristow primarily provides aviation services to a broad base of major integrated, national and independent offshore energy companies. Bristow provides commercial search and rescue (“SAR”) services in several countries and public sector SAR services in the United Kingdom (“U.K.”) on behalf of the Maritime & Coastguard Agency (“MCA”). Additionally, the Company offers ad hoc helicopter and fixed wing transportation services.
Bristow currently has customers in Australia, Brazil, Canada, Chile, Colombia, Guyana, India, Mexico, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S.
Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements represent Bristow Group Inc.’s (the “Company”) current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements.
Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof. Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: the COVID-19 pandemic and related economic repercussions have resulted, and may continue to result, in a decrease in the price of and demand for oil, which has caused, and may continue to cause, a decrease in the demand for our services; expected cost synergies and other benefits of the merger (the “Merger”) of the entity formerly known as Bristow Group Inc. (“Old Bristow”) and Era Group Inc. (“Era”) might not be realized within the expected time frames, might be less than projected or may not be realized at all; the ability to successfully integrate the operations, accounting and administrative functions of Era and Old Bristow; managing a significantly larger company than before the completion of the Merger; diversion of management time on issues related to integration of the companies; the increase in indebtedness as a result of the Merger; operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees and customers, may be greater than expected; our reliance on a limited number of customers and the reduction of our customer base as a result of bankruptcies or consolidation; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; fluctuations in worldwide prices of and demand for oil and natural gas; fluctuations in levels of oil and natural gas exploration, development and production activities; fluctuations in the demand for our services; the possibility that we may impair our long-lived assets, including goodwill, inventory, property and equipment and investments in unconsolidated affiliates; our ability to implement operational improvement efficiencies with the objective of rightsizing our global footprint and further reducing our cost structure; the possibility of significant changes in foreign exchange rates and controls, including as a result of the U.K. having exited from the European Union (“E.U.”) (“Brexit”); the impact of continued uncertainty surrounding the effects Brexit will have on the British, E.U. and global economies and demand for oil and natural gas; potential effects of increased competition; the risk of future material weaknesses we may identify while we work to align policies, principles, and practices of the combined company following the Merger or any other failure by us to maintain effective internal controls; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the possibility of changes in tax and other laws and regulations, and policies, including, without limitation, actions of the Biden Administration that impact oil and gas operations or favor renewable energy projects in the U.S.; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; general economic conditions, including the capital and credit markets; the possibility that segments of our fleet may be grounded for extended periods of time or indefinitely; the existence of operating risks inherent in our business, including the possibility of declining safety performance; the possibility of political instability, war or acts of terrorism in any of the countries where we operate; the possibility that reductions in spending on aviation services by governmental agencies could lead to modifications of our search and rescue (“SAR”) contract terms with the U.K. government, our contracts with the Bureau of Safety and Environmental Enforcement ("BSEE") or delays in receiving payments under such contracts; and our reliance on a limited number of helicopter manufacturers and suppliers. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Proxy Statement and in our filings with the United States Securities and Exchange Commission (the “SEC”), all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)
	Three Months Ended
	December 31, 2020	March 31, 2021	Favorable/ (Unfavorable)
	Successor
Revenue:	(unaudited)
Operating revenue	$300,275	$281,519	$(18,756)
Reimbursable revenue	9,622	11,813	2,191
Total revenues	309,897	293,332	(16,565)

Costs and expenses:
Operating expense	227,031	218,295	8,736
Reimbursable expense	9,525	11,697	(2,172)
General and administrative	37,599	40,678	(3,079)
Merger-related costs	4,450	16,475	(12,025)
Restructuring costs	1,547	7,887	(6,340)
Depreciation and amortization	17,931	17,254	677
Total costs and expenses	298,083	312,286	(14,203)

Loss on impairment	(53,249)	(1,182)	52,067
Gain (loss) on disposal of assets	1,951	(7,199)	(9,150)
Earnings (loss) from unconsolidated affiliates, net	896	(440)	(1,336)
Operating loss	(38,588)	(27,775)	10,813

Interest income	359	238	(121)
Interest expense	(13,203)	(12,108)	1,095
Loss on extinguishment of debt	(229)	(28,515)	(28,286)
Reorganization items, net	1,984	(407)	(2,391)
Other, net	5,864	7,037	1,173
Total other income (expense)	(5,225)	(33,755)	(28,530)
Loss before benefit (expense) for income taxes	(43,813)	(61,530)	(17,717)
Benefit (expense) for income taxes	(13,447)	19,092	32,539
Net loss	(57,260)	(42,438)	14,822
Net (income) loss attributable to noncontrolling interests	139	(152)	(291)
Net loss attributable to Bristow Group Inc.	$(57,121)	$(42,590)	$14,531

Basic loss per common share	$(1.97)	$(1.47)
Diluted loss per common share	$(1.97)	$(1.47)

Weighted average common shares outstanding, basic	28,944,908	28,946,945
Weighted average common shares outstanding, diluted	28,944,908	28,946,945

EBITDA	$(12,679)	$(32,168)
Adjusted EBITDA	$49,604	$23,273
Adjusted EBITDA excluding asset dispositions	$47,653	$30,472

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)
	Three Months Ended
	March 31, 2020	March 31, 2021	Favorable/ (Unfavorable)
	Successor
Revenue:
Operating revenue	$274,403	$281,519	$7,116
Reimbursable revenue	10,436	11,813	1,377
Total revenues	284,839	293,332	8,493

Costs and expenses:
Operating expense	211,797	218,295	(6,498)
Reimbursable expense	9,976	11,697	(1,721)
General and administrative	39,620	40,678	(1,058)
Restructuring costs	204	7,887	(7,683)
Merger-related costs	6,012	16,475	(10,463)
Depreciation and amortization	16,312	17,254	(942)
Total costs and expenses	283,921	312,286	(28,365)

Loss on impairment	(9,591)	(1,182)	8,409
Loss on disposal of assets	(297)	(7,199)	(6,902)
Earnings (loss) from unconsolidated affiliates, net	5,763	(440)	(6,203)
Operating loss	(3,207)	(27,775)	(24,568)

Interest income	460	238	(222)
Interest expense	(13,290)	(12,108)	1,182
Loss on extinguishment of debt	—	(28,515)	(28,515)
Reorganization items, net	(7,232)	(407)	6,825
Change in fair value of preferred stock derivative liability	317,455	—	(317,455)
Other income (expense), net	(13,685)	7,037	20,722
Total other income (expense)	283,708	(33,755)	(317,463)
Income (loss) before benefit for income taxes	280,501	(61,530)	(342,031)
Benefit for income taxes	11,118	19,092	7,974
Net income (loss)	291,619	(42,438)	(334,057)
Net (income) loss attributable to noncontrolling interests	121	(152)	(273)
Net income (loss) attributable to Bristow Group Inc.	$291,740	$(42,590)	$(334,330)

Basic loss per common share	$24.59	$(1.47)
Diluted loss per common share	$(1.26)	$(1.47)

Weighted average common shares outstanding, basic(1)	14,533,123	28,946,945
Weighted average common shares outstanding, diluted(1)	14,533,123	28,946,945

EBITDA	$310,103	$(32,168)
Adjusted EBITDA	$21,166	$23,273
Adjusted EBITDA excluding asset dispositions	$21,463	$30,472
(1) For the three months ended March 31, 2020, the weighted average number of common shares outstanding, basic and diluted, take into account the conversion ratio applied to Old Bristow shares upon close of the Merger.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)
	Seven Months Ended October 31, 2019	Five Months Ended March 31, 2020	Twelve Months Ended March 31, 2020	Fiscal Year Ended March 31, 2021	Favorable (Unfavorable)
	Predecessor	Successor	Combined	Successor
Revenue:
Operating revenue	$722,919	$467,725	$1,190,644	$1,139,024	$(51,620)
Reimbursable revenue	34,304	18,038	52,342	39,038	(13,304)
Total revenues	757,223	485,763	1,242,986	1,178,062	(64,924)

Costs and expense:
Operating expense	569,840	370,637	940,477	851,173	89,304
Reimbursable expense	33,023	17,683	50,706	38,789	11,917
Pre-petition restructuring charges	13,476	—	13,476	—	13,476
General and administrative	88,392	64,960	153,352	153,270	82
Restructuring costs	4,539	227	4,766	25,773	(21,007)
Merger-related costs	—	6,330	6,330	42,842	(36,512)
Depreciation and amortization	70,864	28,238	99,102	70,078	29,024
Total costs and expenses	780,134	488,075	1,268,209	1,181,925	86,284

Loss on impairment	(62,101)	(9,591)	(71,692)	(91,260)	(19,568)
Loss on disposal of assets	(3,768)	(451)	(4,219)	(8,199)	(3,980)
Earnings from unconsolidated affiliates, net	6,589	7,262	13,851	426	(13,425)
Operating loss	(82,191)	(5,092)	(87,283)	(102,896)	(15,613)

Interest income	822	662	1,484	1,293	(191)
Interest expense	(128,658)	(22,964)	(151,622)	(51,259)	100,363
Loss on extinguishment of debt	—	—	—	(29,359)	(29,359)
Reorganization items, net	(617,973)	(7,232)	(625,205)	1,577	626,782
Loss on sale of subsidiaries	(55,883)	—	(55,883)	—	55,883
Change in fair value of preferred stock derivative liability	—	184,140	184,140	15,416	(168,724)
Bargain purchase gain	—	—	—	81,093	81,093
Other income (expense), net	(3,501)	(9,956)	(13,457)	27,495	40,952
Total other income (expense)	(805,193)	144,650	(660,543)	46,256	706,799
Income (loss) before benefit (expense) for income taxes	(887,384)	139,558	(747,826)	(56,640)	691,186
Benefit (expense) for income taxes	51,178	(482)	50,696	355	(50,341)
Net income (loss)	(836,206)	139,076	(697,130)	(56,285)	640,845
Net (income) loss attributable to noncontrolling interests	(208)	152	(56)	191	247
Net income (loss) attributable to Bristow Group Inc.	$(836,414)	$139,228	$(697,186)	$(56,094)	$641,092

Basic loss per common share	$(23.29)	$20.11	NA(1)	$3.12
Diluted loss per common share	$(23.29)	$(1.51)	NA(1)	$2.32

Weighted average common shares outstanding, basic(2)	35,918,916	5,641,320	NA(1)	24,601,168
Weighted average common shares outstanding, diluted(2)	35,918,916	29,805,981	NA(1)	31,675,938

EBITDA	$(687,862)	$190,760	$(497,102)	$64,697	$561,799
Adjusted EBITDA	$76,953	$45,503	$122,456	$168,932	$46,476
Adjusted EBITDA excluding asset dispositions	$80,721	$45,954	$126,675	$177,131	50,456
___________________________
(1) Weighted average common shares outstanding and loss per common share unavailable for “Combined” period due to the emergence from Chapter 11 Cases during this period.
(2) For the five months ended March 31, 2020, the weighted average number of common shares outstanding, basic and diluted, take into account the conversion ratio applied to Old Bristow shares upon close of the Merger.

BRISTOW GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)
	Three Months Ended
	March 31, 2020	December 31, 2020	March 31, 2021
	Successor
Oil and gas:
Europe Caspian	$105,195	$93,383	$94,214
Americas	57,921	97,435	79,862
Africa	35,032	23,055	18,975
Asia Pacific	3,027	3,383	2,825
Total oil and gas	201,175	217,256	195,876
UK SAR Services	53,753	56,470	59,258
Fixed Wing Services	19,246	20,054	21,916
Other	229	6,495	4,469
	$274,403	$300,275	$281,519

FLIGHT HOURS BY LINE OF SERVICE (unaudited)
	Three Months Ended
	March 31, 2020	December 31, 2020	March 31, 2021
	Successor
Oil and gas:
Europe Caspian	13,121	11,956	11,431
Americas	7,014	10,990	9,576
Africa	3,426	2,353	2,180
Asia Pacific	206	241	110
Total oil and gas	23,767	25,540	23,297
UK SAR Services	2,153	2,321	2,287
Fixed Wing Services	3,085	3,494	3,458
	29,005	31,355	29,042

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	Successor
	March 31, 2021	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$231,079	$199,121
Accounts receivable	215,620	180,683
Inventories	92,180	82,419
Assets held for sale	14,750	32,401
Prepaid expenses and other current assets	32,119	29,527
Total current assets	585,748	524,151
Investment in unconsolidated affiliates	37,530	110,058
Property and equipment	1,090,094	901,314
Accumulated depreciation	(85,535)	(24,560)
Net property and equipment	1,004,559	876,754
Right-of-use assets	246,667	305,962
Other assets	117,766	128,336
Total assets	$1,992,270	$1,945,261

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,542	$52,110
Accrued liabilities	219,613	200,129
Short-term borrowings and current maturities of long-term debt	15,965	45,739
Total current liabilities	305,120	297,978
Long-term debt, less current maturities	527,528	515,385
Preferred stock embedded derivative	—	286,182
Deferred taxes	42,430	22,775
Long-term operating lease liabilities	167,718	224,595
Deferred credits and other liabilities	50,831	22,345
Total liabilities	1,093,627	1,369,260

Redeemable noncontrolling interests	1,572	—
Mezzanine equity	—	149,785

Stockholders’ investment
Common stock	303	1
Additional paid-in capital	687,715	295,897
Retained earnings	227,011	139,228
Treasury shares, at cost	(10,501)	—
Accumulated other comprehensive income	(6,915)	(8,641)
Total Bristow Group Inc. stockholders’ investment	897,613	426,485
Noncontrolling interests	(542)	(269)
Total stockholders’ investment	897,071	426,216
Total liabilities, mezzanine equity and stockholders’ investment	$1,992,270	$1,945,261

Reconciliation of Non-GAAP Metrics
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following tables provide a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	March 31, 2020	December 31, 2020	March 31, 2021
	Successor
Net loss	$291,619	$(57,260)	(42,438)
Depreciation and amortization	16,312	17,931	17,254
Interest expense	13,290	13,203	12,108
Income tax (benefit) expense	(11,118)	13,447	(19,092)
EBITDA	$310,103	$(12,679)	$(32,168)
Special items (1)	(288,937)	62,283	55,441
Adjusted EBITDA	$21,166	$49,604	$23,273
(Gains) losses on asset dispositions, net	297	(1,951)	7,199
Adjusted EBITDA excluding asset dispositions	$21,463	$47,653	$30,472
(1)  Special items include the following:

	Three Months Ended
	March 31, 2020	December 31, 2020	March 31, 2021
	Successor
Loss on impairment	$9,591	$53,249	$1,182
PBH intangible amortization	5,478	5,641	3,964
Merger-related costs	6,012	4,450	16,475
Organizational restructuring costs	205	1,547	7,887
Loss on early extinguishment of debt	—	229	28,515
Government grants(2)	—	(1,075)	(375)
Bankruptcy related costs	7,232	(1,758)	407
Insurance proceeds	—	—	(2,614)
Change in fair value of preferred stock derivative liability	(317,455)	—	—
	$(288,937)	$62,283	$55,441
___________________________
(2)  COVID-19 related government relief grants

Reconciliation of Non-GAAP Metrics

The following tables provide a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Seven Months Ended October 31, 2019	Five Months Ended March 31, 2020	Twelve Months Ended March 31, 2020	Fiscal Year Ended March 31, 2021
	Predecessor	Successor	Combined	Successor
Net loss	$(836,206)	$139,076	$(697,130)	$(56,285)
Depreciation and amortization	70,864	28,238	99,102	70,078
Interest expense	128,658	22,964	151,622	51,259
Income tax (benefit) expense	(51,178)	482	(50,696)	(355)
EBITDA	$(687,862)	$190,760	$(497,102)	$64,697
Special items (1)	764,815	(145,257)	619,558	104,235
Adjusted EBITDA	$76,953	$45,503	$122,456	$168,932
(Gains) losses on asset dispositions, net	3,768	451	4,219	8,199
Adjusted EBITDA excluding asset dispositions	$80,721	$45,954	$126,675	$177,131
(1)  Special items include the following:

	Seven Months Ended October 31, 2019	Five Months Ended March 31, 2020	Twelve Months Ended March 31, 2020	Fiscal Year Ended March 31, 2021
	Predecessor	Successor	Combined	Successor
Loss on impairment	$62,101	$9,591	$71,692	$91,260
Merger related costs	—	6,330	6,330	42,842
Involuntary separation programs	4,538	228	4,766	25,773
PBH intangible amortization	—	15,502	15,502	20,386
Early extinguishment of debt	—	—	—	29,359
Post-petition reorganization items, net	617,973	7,232	625,205	(850)
Insurance proceeds	—	—	—	(2,614)
Government grants(2)	—	—	—	(5,412)
Change in fair value of preferred stock derivative liability	—	(184,140)	(184,140)	(15,416)
Bargain purchase gain	—	—	—	(81,093)
Loss on sale of subsidiaries	55,883	—	55,883	—
Pre-petition costs	13,476	—	13,476	—
H225 lease return	10,844	—	10,844	—
	$764,815	$(145,257)	$619,558	$104,235
___________________________
(2)  COVID-19 related government relief grants

Pro Forma Q4 FY20 Reconciliation
Pro Forma EBITDA and Pro Forma Adjusted EBITDA reflect EBITDA and Adjusted EBITDA of Old Bristow and Era Group Inc. before the Merger. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the three months ended March 31, 2020 (in thousands).

	Old Bristow	Era Group Inc.	Pro Forma
Net loss	$291,619	$(7,289)	$284,330
Depreciation and amortization	16,312	9,507	25,819
Interest expense	13,290	3,439	16,729
Income tax benefit	(11,118)	(831)	(11,949)
EBITDA	$310,103	$4,826	$314,929
Special items (1)	(288,937)	4,425	(284,512)
Adjusted EBITDA	$21,166	$9,251	$30,417
Gains on asset dispositions, net	297	34	331
Adjusted EBITDA excluding asset dispositions	$21,463	$9,285	$30,748
(1)  Special items include the following:

	Old Bristow	Era Group Inc.	Pro Forma
Loss on impairment	$9,591	$—	$9,591
Bankruptcy related costs	7,232	—	7,232
Merger-related costs	6,012	4,211	10,223
PBH intangible amortization	5,478	214	5,692
Organizational restructuring costs	205	—	205
Change in fair value of preferred stock derivative liability	(317,455)	—	(317,455)
	$(288,937)	4,425	$(284,512)

Pro Forma LTM Reconciliation
Pro Forma EBITDA and Pro Forma Adjusted EBITDA reflect EBITDA and Adjusted EBITDA of Old Bristow and Era Group Inc. before the Merger for the period beginning April 1, 2020 through June 11, 2020, plus EBITDA and Adjusted EBITDA for the post-Merger period through March 31, 2021. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the twelve months ended March 31, 2021 (in thousands).

	Old Bristow	Era Group Inc.	Legacy Era	Bristow Group Inc.	Pro Forma
	April 1, 2020 - June 30, 2020	April 1, 2020 - June 11, 2020	June 12 - 30, 2020	July 1, 2020 - March 31, 2021	LTM March 31, 2021
Net income (loss)	$75,708	$(18,059)	$(4,305)	$(127,689)	$(74,345)
Depreciation and amortization	15,914	7,818	443	53,722	77,897
Interest expense	11,754	(402)	749	38,756	50,857
Income tax (benefit) expense	(3,798)	2,650	508	2,933	2,293
EBITDA	$99,578	$(7,993)	$(2,605)	$(32,278)	$56,702
Special items (1)	(49,446)	13,743	2,502	151,176	117,975
Adjusted EBITDA	$50,132	$5,750	$(103)	$118,898	$174,677
(Gains) losses on asset dispositions, net	(5,527)	141	5	13,721	8,340
Adjusted EBITDA excluding asset dispositions	$44,605	$5,891	$(98)	$132,619	$183,017
(1) Special items include the following:

	Old Bristow	Era Group Inc.	Legacy Era	Bristow Group Inc.	Pro Forma
	April 1, 2020 - June 30, 2020	April 1, 2020 - June 11, 2020	June 12 - 30, 2020	July 1, 2020 - March 31, 2021	LTM March 31, 2021
Loss on impairments	$19,233	$—	$—	$72,027	$91,260
Merger-related costs	15,103	13,575	2,317	25,422	56,417
PBH intangible amortization	4,951	168	185	15,249	20,553
Bankruptcy related costs	250	—	—	(1,101)	(851)
Organizational restructuring costs	3,011	—	—	22,760	25,771
Loss on early extinguishment of debt	615	—	—	28,744	29,359
Government grants(2)	(1,760)	—	—	(3,651)	(5,411)
Bargain purchase gain	(75,433)	—	—	(5,660)	(81,093)
Change in fair value of preferred stock derivative liability	(15,416)	—	—	—	(15,416)
Insurance proceeds	—	—	—	(2,614)	(2,614)
	$(49,446)	$13,743	$2,502	$151,176	$117,975
___________________________
(2)  COVID-19 related government relief grants

Adjusted Free Cash Flow Reconciliation
Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude professional services fees and other costs paid in relation to the Merger, fresh-start accounting and the Chapter 11 Cases. Management believes that the use of Adjusted Free Cash Flow is meaningful as it measures the Company’s ability to generate cash from its business after excluding cash payments for special items. Management uses this information as an analytical indicator to assess the Company’s liquidity and performance. However, investors should note numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by management to calculate Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands).

	Three Months Ended
	December 31, 2020	March 31, 2021
	Successor
Net cash provided by operating activities	$25,078	$36,776
Plus: Proceeds from disposition of property and equipment	14,361	1,381
Less: Purchases of property and equipment	(3,860)	(3,612)
Free Cash Flow	$35,579	$34,545
Plus: Organizational restructuring costs	1,547	1,939
Plus: Merger-related costs	1,247	18,827
Less: Government grants	(1,075)	(375)
Adjusted Free Cash Flow	$37,298	$54,936
Net (proceeds from)/purchases of property and equipment (“Net Capex”)	(10,501)	2,231
Adjusted Free Cash Flow excluding Net Capex	$26,797	$57,167

BRISTOW GROUP INC. FLEET COUNT (unaudited)
	Number of Aircraft
Type	Owned Aircraft	Leased Aircraft	Aircraft Held For Sale	Consolidated Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S-92	35	28	—	63	19	12
S-92 U.K. SAR	3	7	—	10	19	7
H225	—	—	2	2	19	10
AW189	6	1	—	7	16	6
AW189 U.K. SAR	11	—	—	11	16	5
	55	36	2	93
Medium Helicopters:
AW139	52	7	—	59	12	10
S-76 C+/C++	21	—	—	21	12	13
S-76D	8	—	2	10	12	7
B212	3	—	—	3	12	39
	84	7	2	93
Light—Twin Engine Helicopters:
AW109	6	—	—	6	7	15
EC135	10	—	—	10	6	12
BO105	2	—	—	2	4	35
	18	—	—	18
Light—Single Engine Helicopters:
AS350	17	—	—	17	4	23
AW119	13	—	—	13	7	14
	30	—	—	30

Total Helicopters	187	43	4	234		12
Fixed wing	7	4	—	11
UAV	—	2	—	2
Total Fleet	194	49	4	247
_____________
(1)Reflects the average age of helicopters that are owned.
The chart below presents the number of aircraft in our fleet and their distribution among the regions in which we operate as of March 31, 2021 and the percentage of operating revenue that each of our regions provided during the current quarter.

	Percentage of Current Quarter Operating Revenue
						UAV	Fixed Wing
		Heavy	Medium	Light Twin	Light Single			Total
Europe Caspian	55%	63	12	—	4	2	—	81
Americas	29%	23	59	18	26	—	—	126
Africa	9%	7	20	—	—	—	2	29
Asia Pacific	7%	—	2	—	—	—	9	11
Total	100%	93	93	18	30	2	11	247